Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TELEDYNE TECHNOLOGIES LIMITED,

HARRIER MERGER SUB, INC.

and

MICROPAC INDUSTRIES, INC.

Dated as of November 1, 2024

TABLE OF CONTENTS

Page

ARTICLE 1 THE MERGER		1
1.1	The Merger	1
1.2	Closing and Effective Time of the Merger	2
ARTICLE 2 CONVERSION OF SECURITIES IN THE MERGER		3
2.1	Conversion of Securities	3
2.2	Payment for Securities; Surrender of Certificates	3
2.3	Dissenting Shares	6
2.4	Treatment of Company Equity Awards	6
2.5	Withholding	7
2.6	Adjustments	7
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
3.1	Corporate Organization	8
3.2	Capitalization	8
3.3	Authority; Execution and Delivery; Enforceability	9
3.4	No Conflicts	9
3.5	SEC Documents; Financial Statements; Undisclosed Liabilities	10
3.6	Absence of Certain Changes or Events	11
3.7	Information Statement	11
3.8	Legal Proceedings	11
3.9	Compliance with Laws and Orders	12
3.10	Permits	12
3.11	Employee Benefit Plans	12
3.12	Employee and Labor Matters	14
3.13	Environmental Matters	15
3.14	Real Property; Title to Assets	16
3.15	Tax Matters	16
3.16	Material Contracts	18
3.17	Intellectual Property; Data Privacy and Security	20
3.18	Broker’s Fees	21
3.19	Opinion of Financial Advisor	22
3.20	Affiliate Transactions	22
3.21	International Trade Compliance	22
3.22	Government Contracts	23
3.23	Company Products	23
3.24	Insurance	23
3.25	No Other Representations or Warranties	23
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		24
4.1	Corporate Organization	24
4.2	Authority, Execution and Delivery; Enforceability	24
4.3	No Conflicts	24
4.4	Litigation	25
4.5	Sufficient Funds	25
4.6	Solvency	25
4.7	Information Statement	25
4.8	Ownership of Company Capital Stock	26

4.9	Ownership of Merger Sub	26
4.10	No Stockholder and Management Arrangements	26
4.11	Brokers	26
4.12	No Other Representations and Warranties	26
ARTICLE 5 COVENANTS		27
5.1	Conduct of Business by the Company Pending the Closing	27
5.2	Access to Information; Confidentiality	29
5.3	Treatment of Acquisition Proposals	30
5.4	Stockholder Consent; Preparation of Information Statement.	34
5.5	Appropriate Action; Consents; Filings	35
5.6	Certain Notices	36
5.7	Public Announcements	36
5.8	Employee Benefit Matters	36
5.9	Indemnification	38
5.10	Parent Agreements Concerning Merger Sub	39
5.11	Takeover Statutes	40
5.12	Section 16 Matters	40
5.13	Stockholder Litigation	40
5.14	Stock De-Registration	40
5.15	FIRPTA Certificate	40
5.16	401(k) Plan Termination	40
ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		41
6.1	Conditions to Obligations of Each Party	41
6.2	Conditions to Obligations of the Company	41
6.3	Conditions to Obligations of Parent and Merger Sub	42
6.4	Frustration of Closing Conditions	42
ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		43
7.1	Termination	43
7.2	Effect of Termination	44
7.3	Company Termination Fee.	44
7.4	Amendment	45
7.5	Waiver	45
ARTICLE 8 GENERAL PROVISIONS		46
8.1	Non-Survival of Representations and Warranties	46
8.2	Fees and Expenses	46
8.3	Notices	46
8.4	Certain Definitions	47
8.5	Terms Defined Elsewhere	54
8.6	Headings	56
8.7	Severability	56
8.8	Entire Agreement	56
8.9	Assignment	56
8.10	No Third Party Beneficiaries	56
8.11	Mutual Drafting; Interpretation	57
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	57
8.13	Counterparts	58
8.14	Specific Performance	58

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2024 (this “Agreement”), is made by and among Teledyne Technologies Incorporated, a Delaware corporation (“Parent”), Harrier Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Micropac Industries, Inc., a Delaware corporation (the “Company”). All capitalized terms used herein shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

A.       The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned Subsidiary of Parent (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware, as amended (as amended from time to time, the “DGCL”), pursuant to which, except as otherwise provided in Section 2.1, each share of common stock, par value $0.10 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.

B.       Each of the Board of Directors of Parent and the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable to enter into this Agreement and consummate the transactions contemplated hereby (collectively, the “Transactions”).

C.       The Board of Directors of the Company (the “Company Board”), acting upon the recommendation of a committee established by the Company Board comprised of independent directors of the Company (the “Special Committee”), has, upon the terms and subject to the conditions set forth herein, (i) determined that the Transactions are advisable, fair to and in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) directed that this Agreement be submitted to the Company Stockholders for its adoption and (iv) recommended that the Company Stockholders adopt this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

Article 1
THE MERGER

1.1         The Merger.

(a)       Upon the terms and subject to the conditions set forth herein, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger under the name “Teledyne Micropac, Inc.” (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent. The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, by virtue of the Merger and without necessity of further action by the Company or any other Person, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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(b)       At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time (the “Company Charter”) shall be amended and restated so as to read in its entirety as set forth in Exhibit B, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or modified as provided therein or by applicable Law (subject to Section 5.9). In addition, at the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the bylaws of the Company as in effect immediately prior to the Effective Time (the “Company Bylaws”) shall be amended and restated so as to read in its entirety as set forth in Exhibit C, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended or modified as provided therein or by applicable Law (subject to Section 5.9).

(c)       At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time, from and after the Effective Time, shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)       If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2         Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place by electronic communications and transmission of .PDF documents on the third (3rd) Business Day after satisfaction or valid waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or valid waiver of those conditions at the Closing), unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to, Merger Sub or the Company shall cause a certificate of merger (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

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Article 2
CONVERSION OF SECURITIES IN THE MERGER

2.1         Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)         Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares (which, with respect to the Dissenting Shares, shall only have those rights set forth in Section 2.3), shall be converted automatically into the right to receive $20.00 per Share (the “Merger Consideration”), payable net to the holder in cash (without interest, subject to any withholding of Taxes required by applicable Law), upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall automatically cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2 (without interest and subject to any withholding of Taxes required by applicable Law).

(b)         Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly owned Subsidiaries of Parent or Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c)         Conversion of Merger Sub Capital Stock. All issued and outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be automatically converted into and become (in the aggregate) one newly and validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and those shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.2         Payment for Securities; Surrender of Certificates.

(a)         Paying Agent. At or prior to the Effective Time, Parent shall designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Aggregate Merger Consideration to which holders of Shares become entitled to payment in connection with the Merger in accordance with this Article 2 (the “Paying Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. On or prior to the Closing Date, Parent shall deposit, or cause to be deposited, with the Paying Agent the Aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article 2 and that no such investment or loss thereon shall affect the amounts payable to the holders of Shares pursuant to this Article 2. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares. Any portion of funds made available to Paying Agent in respect of any Dissenting Share shall be returned to Parent, upon demand.

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(b)       Procedures for Surrender.

(i)       Certificates. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) to the Paying Agent, and shall otherwise be in such form as Parent, the Company and the Paying Agent shall reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (without interest, subject to any withholding of Taxes required by applicable Law), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Any other Transfer Taxes shall be paid by Parent. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL. Notwithstanding anything to the contrary contained in this Agreement or the letter of transmittal (including the related instructions) referred to herein, the parties may modify or waive the terms, conditions and/or procedures relating to the surrender of any Certificate and the funding and payment of the applicable Merger Consideration to the holder thereof (including by making such payment directly to such holder or its designee(s)), in each case with the consent of such holder.

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(ii)       Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (without interest and subject to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent, the Company and the Paying Agent shall reasonably agree prior to the Effective Time; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of a duly executed letter of transmittal, in accordance with the terms of such letter of transmittal, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (without interest, subject to any withholding of Taxes required by applicable Law), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

(c)         Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided, and in accordance with the procedures set forth in this Agreement.

(d)         Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the nine (9) month anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of any Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law), in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Aggregate Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Aggregate Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a), to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

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(e)         Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3         Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL with respect to such Dissenting Shares. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law) upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such Shares in the manner provided in Section 2.2. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise, any such demands or agree to do any of the foregoing. For purposes of this Section 2.3, “participate” means that Parent shall be kept apprised of the proposed strategy and other decisions with respect to demands for appraisal pursuant to Section 262 of the DGCL in respect of Dissenting Shares (to the extent that the maintenance by the Company of the attorney-client or other applicable legal privilege is not (or could not reasonably be expected to be) jeopardized or otherwise affected in any respect), and Parent may offer comments or suggestions with respect to such demands (which the Company shall consider in good faith).

2.4         Treatment of Company Equity Awards.

(a)       Treatment of Company RSUs. At the Effective Time, each outstanding award of Company restricted stock units that is outstanding as of the Effective Time and at such time is subject solely to time-based vesting conditions (each, a “Company RSU” and collectively, “Company RSUs”) shall become fully vested and shall, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and converted into the right to receive (without interest) an amount in cash (subject to any withholding of Taxes required by applicable Law) equal to (x) the total number of Shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration.

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(b)       Treatment of Company PSUs. At the Effective Time, each outstanding award of Company restricted stock units that at such time is subject to performance-based vesting conditions (each, a “Company PSU” and collectively, “Company PSUs” and together with Company RSUs, the “Company Equity Awards”) shall become vested and, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding of Taxes required by applicable Law) equal to (x) the number of vested Shares underlying such award, multiplied by (y) the Merger Consideration. For purposes of this Section 2.4(b), the number of Shares underlying a Company PSU shall be determined (1) for any Company PSU (or portion thereof) in respect of which the performance period has been completed prior to the Effective Time and not yet settled into Shares, based on the actual level of performance (as determined by the Company Board or an appropriate committee thereof prior to the Effective Time in good faith consistent with past practice) through the end of such performance period, and (2) for any Company PSU (or portion thereof) not described in clause (1), such Company PSUs shall vest assuming achievement of the target level of performance as set forth in the corresponding award agreement for such Company PSU.

(c)       Payment by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Equity Awards the amounts described in Section 2.4(a) and Section 2.4(b), respectively, less Taxes required to be withheld with respect to such payments, as soon as practicable following the Closing Date, through the Surviving Corporation’s payroll system, but not later than ten (10) Business Days following the Closing Date.

(d)       Termination of Company Equity Plan. Prior to the Closing Date, the Company’s 2023 Equity Incentive Plan (the “Company Equity Plan”) shall be terminated, effective as of immediately following the Effective Time, and no further Shares, Company Equity Awards, Equity Interests or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company Equity Award, Equity Interest or other right with respect thereto that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Equity Award, Equity Interest or other right shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.4.

(e)       Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using commercially reasonable efforts to obtain any required consents) to cause the treatment of the Company Equity Awards and the Company Equity Plan as contemplated by this Section 2.4.

2.5         Withholding. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent (each, a “Payor”), as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (including pursuant to Article 2) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law; provided, however, that except as required (i) in connection with compensation for services, or (ii) as a result of the failure by a holder of Shares to deliver timely to the Paying Agent a duly completed and executed IRS Form W-9 or IRS Form W-8, as applicable and to the extent required, establishing a complete exemption from U.S. backup withholding, the applicable Payor shall use reasonable best efforts to consult with the Company prior to Closing regarding the withholding of any amounts hereunder, and shall reasonably cooperate to reduce or eliminate such withholding or deduction. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.6         Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement.

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Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other sections), and (b) as otherwise disclosed or identified in the Company SEC Documents filed prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents but including any historical or factual matters disclosed in such sections), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1         Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Company Charter and the Company Bylaws, as most recently filed with the Company SEC Documents, are true, complete and correct copies as in effect as of the date of this Agreement.

3.2         Capitalization.

(a)       The authorized capital stock of the Company consists of 10,000,000 Shares. As of October 31, 2024 (the “Capitalization Date”) (i) 2,578,315 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 500,000 Shares were held in the treasury of the Company and (iii) 73,587 Shares are subject to outstanding Company Equity Awards, a maximum of 34,567 of which Shares are subject to Company PSUs. Except for Company Equity Awards convertible into not more than an aggregate of 73,587 Shares (assuming maximum level of performance with respect to Company PSUs) under the Company Equity Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since May 25, 2024, and prior to the date of this Agreement, except for the issuance of Shares under the Company Equity Plan in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).

(b)       Section 3.2(b) of the Company Disclosure Schedules sets forth a true and complete list, as of the Capitalization Date, of each outstanding Company Equity Award, the holder thereof. All Shares subject to issuance under the Company Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company.

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(c)       The Company has no and has never had any, Subsidiaries. The Company (i) does not control, directly or indirectly, or own any direct or indirect Equity Interest in any Person and (ii) is not subject to any obligation to make any investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of, any Person.

3.3         Authority; Execution and Delivery; Enforceability.

(a)       The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b)       The Company Board, acting upon the recommendation of the Special Committee, at a meeting duly called and held, adopted resolutions (i) determining that the Transactions are advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, (iii) directing that this Agreement be submitted to the Company Stockholders for its adoption, and (iv) recommending that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”).

(c)       Subject to the accuracy of Section 4.8, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the Transactions. To the Knowledge of the Company, no other takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Transactions. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Shares (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.

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3.4         No Conflicts.

(a)       The execution and delivery of this Agreement by the Company does not and will not, and the performance of this Agreement by the Company will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company pursuant to, any Contract or Permit to which the Company is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any of the other Transactions.

(b)       The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the Trading Market, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any of the other Transactions.

3.5         SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)       The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2023 (the “Company SEC Documents”).

(b)       As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied in as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act.

(c)       The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments and the absence of notes.

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(d)       The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal control over financial reporting as of and for the fiscal year ended November 30, 2023 (nor has any such deficiency or weakness been identified as of the date hereof). There is no fraud, whether or not material, that involves management or any other employee who has a significant role in the Company’s internal controls over financial reporting. Except as set forth in Section 3.5 of the Company Disclosure Schedule and as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since January 1, 2023, the Company has not made, arranged or modified personal loans to any executive officer or director of the Company.

(e)       The Company does not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected or reserved on the Company’s balance sheet (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Company Material Adverse Effect.

(f)       Section 3.5(f) of the Company Disclosure Schedule contains a true, correct and complete list of all indebtedness for borrowed money of the Company and its Subsidiaries as of the date hereof with an outstanding principal amount of at least $250,000.

3.6         Absence of Certain Changes or Events. Since May 25, 2024 through the date of this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company has not taken any action that would have been constituted a breach of, or required Parent’s consent pursuant to Section 5.1 had the covenants therein applied since May 25, 2024, and (c) there has not been any change, event, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.7         Information Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will, at the date that the Information Statement or any amendment or supplement thereto is mailed to holders of Shares, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

3.8         Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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3.9         Compliance with Laws and Orders. The Company is in compliance and since January 1, 2023 has been in compliance with all Laws and Orders applicable to the Company or any assets owned or used by the Company (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company) except where any non-compliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2023, the Company has not received any written communication from a Governmental Entity that alleges that the Company is not in compliance with any such applicable Law, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.10         Permits.

(a)       Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company has all required governmental licenses, permits, certificates, approvals, billing and authorizations (“Permits”) necessary for the conduct of their business as presently conducted and such Permits are valid and in full force and effect; (ii) the Company has not received written or, to the Knowledge of the Company, oral notice from any Governmental Entity threatening to revoke any such Permit or to initiate an investigation or review of the Company; and (iii) the Company is in material compliance with the terms of such Permits.

(b)       The operation of the Company as currently conducted is not, and has not been since January 1, 2023, in violation of, nor is the Company in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except, in each case, where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(c)       There are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11         Employee Benefit Plans.

(a)       Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) compensation, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, Contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, paid vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case, that is sponsored, maintained, administered, contributed to or entered into by the Company for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company (each, a “Service Provider”) (each of such plans, agreements, arrangements, programs or policies described in the foregoing clauses (i) – (iii), a “Company Benefit Plan”); provided, for the avoidance of doubt, that the following need not be set forth on Section 3.11(a) of the Company Disclosure Schedule, but shall still be considered a Company Benefit Plan: any employment Contracts or consultancy agreements for employees or consultants who are natural persons that (A) do not provide for severance benefits or (B) are in all material respects consistent with a standard form previously made available to Parent where the severance period or required notice of termination provided is not in excess of ninety (90) days or such longer period as is required under local Law.

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(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)       each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code;

(ii)       each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status (or, if such Company Benefit Plan is a master, prototype or volume submitter plan, may rely on a favorable opinion or advisory letter issued by the IRS) and, to the Company’s Knowledge, no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any associated trust;

(iii)       except as set forth on Section 3.11(b)(iii) of the Company Disclosure Schedule, all contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates under applicable law and the terms of such Company Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Company Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of the Company;

(iv)       neither the Company, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) and, to the knowledge of the Company, any trustee or administrator of any Company Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as would reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA;

(v)       all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Company Benefit Plans have complied in all material respects with the requirements of Section 404 of ERISA. The Company and their Subsidiaries and ERISA Affiliates have in effect fiduciary liability insurance covering each fiduciary of the Company Benefit Plans;

(vi)       no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan any trustee or fiduciaries thereof, the Company (including any Subsidiary thereof), any director, officer or employee thereof, or any of the assets of any trust of any of the Company Benefit Plans (other than routine benefits claims), including any audit or inquiry by the IRS or United States Department of Labor; and

(vii)       all obligations of the Company, each Subsidiary and ERISA Affiliate and each fiduciary under each Company Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects.

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(c)       No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other type of pension plan subject to Title IV of ERISA and neither the Company nor any of their Subsidiaries or ERISA Affiliates have ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. Neither the Company, nor any of their Subsidiaries or ERISA Affiliates have incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Company Benefit Plans and, to the Company’s Knowledge, no event, transaction or condition has occurred or exists that would reasonably be expected to result in any such liability to the Company or any of its Subsidiaries or ERISA Affiliates.

(d)       Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider to any additional material compensation or benefit (including any bonus, retention or severance pay) under any of the Company Benefit Plans, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any of the Company Benefit Plans; or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

(e)       No Company Benefit Plan provides any post-employment, medical, disability or life insurance benefits to any former employee or their dependents, other than (i) as required by Law, (ii) the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided during any period during which the former employee is receiving severance pay.

(f)       (i) each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since January 1, 2005 in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; (ii) neither the Company nor any of its Subsidiaries (A) have been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (B) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Company Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Company Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1(a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Company Benefit Plan to Section 409A.

3.12         Employee and Labor Matters.

(a)       The Company is not a party to a collective bargaining agreement, agreement with any works council or similar labor Contract, other than any such agreements that apply on a national, industry-wide or similar mandatory basis. As of the date hereof, with respect to the employees of the Company, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to lead to any such labor dispute or unfair labor practice charge before the National Labor Relations Board and no such labor dispute or unfair labor practice charge is threatened in writing against or affecting the Company.

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(b)       Section 3.12 of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees, independent contractors and sales representatives of the Company, their respective positions, dates of hire or engagement, employing entity, work locations, whether full or part-time or temporary, exempt or non-exempt status under applicable wage and hour Laws for employees, the rates of all regular and special compensation and commissions and bonuses payable to each such Person in any and all capacities (including any annual salary, hourly rate or fee), bonus or commissions that will be payable to each such Person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation, and any furlough, layoff or leave of absence status (and anticipated return to work date if known). Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, all employees of the Company are employed on an “at will” basis and the Company does not employ or retain the services of any employee, independent contractor or sales representative who cannot be dismissed immediately, whether currently or immediately after the Transactions, without notice and without further liability to the Company. To the Knowledge of the Company, no employee or independent contractor of the Company has given written notice of termination of employment or engagement. No executive or key employee of the Company is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(c)       Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is and since January 1, 2023, has been in compliance with all applicable Laws respecting or relating to labor relations, employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, all Laws relating to discrimination, harassment, retaliation, termination of employment, overtime, meal and rest breaks, leave, occupational safety and health, employee whistle-blowing, immigration and work authorization, employee privacy, classification of employees as exempt or non-exempt, classification of workers as independent contractors, child labor, pay equity, pay transparency, payroll documents and wage statements, disability rights or benefits, reasonable accommodation, equal employment opportunity, plant closures and layoffs, employee trainings and notices, workers’ compensation, collective bargaining, background checks and other consumer reports, restrictive covenants, negligent hiring or retention, employee benefits, employee leave issues, sick pay, COVID-19, affirmative action, unemployment insurance and the collection and payment of withholding and/or social security Taxes.

(d)       There are no written claims or Proceedings of any nature pending, or, to the Knowledge of the Company, threatened between the Company, on the one hand, and any of the present or former employees or independent contractors thereof, on the other hand, or against or involving the Company relating to any of the present or former employees, or independent contractors thereof including, without limitation, any claim, Proceeding or governmental investigation relating to employer-employee relationships, labor relations, unfair labor practices, wages or hours, discrimination in employment or employment practices, workplace harassment, retaliation, plant closing or mass layoff, or any other labor or employment related matter arising under applicable Laws, and there have been no such written claims, Proceedings or governmental investigations since January 1, 2023.

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3.13         Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) no Proceeding is pending, or to the Knowledge of the Company, threatened against the Company alleging that the Company is in violation of, or may have liability under, any Environmental Law applicable to the Company or the conduct of its business as currently conducted; (b) the Company is in compliance with all Environmental Laws applicable to the Company or the conduct of its business as currently conducted, and it has been in compliance with such Environmental Laws since January 1, 2023; (c) since January 1, 2023, the Company has not received any written notice of a violation of any applicable Environmental Law where such matter remains unresolved; (d) the Company holds all Permits that are required under applicable Environmental Laws for the conduct of its business as currently conducted and has held such Permits since January 1, 2023; (e) there is no Proceeding pending, or to the Knowledge of the Company, threatened against the Company to revoke, cancel, or adversely modify any such Permit; (f) to the Knowledge of the Company, there has been no Release of Hazardous Materials by the Company, or to the Knowledge of the Company any other party, that would reasonably be expect to result in a liability to the Company under applicable Environmental Law; and (g) the Company has made available to Parent all environmental reports, audits, and correspondence with any Governmental Entity in the possession or control of the Company respecting the Company’s compliance with or liability under applicable Environmental Laws.

3.14         Real Property; Title to Assets.

(a)       Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned in fee by the Company (collectively, the “Company Real Property”) and the address for each Company Real Property. The Company holds indefeasible fee title to the Company Real Property, free and clear of all Liens, except for Permitted Liens.

(b)       The Company does not lease any real property.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Company’s Knowledge, the Company has not received written notice from any Governmental Entity concerning any violation of applicable Laws with respect to any Company Real Property, (ii) to the Company’s Knowledge, the Company has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending or threatened in writing with respect to any Company Real Property, (iii) the Company has not granted any Person the right to use or occupy any portion of any parcel of Company Real Property pursuant to an agreement in writing, except for Permitted Liens, and the Company has received no written notice of any claim of any Person to the contrary, and (iv) the use of the Company Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning and land use laws and is not subject to a “permitted non-conforming” use or structure classification.

(d)       All of the real property used by the Company in the conduct of the business of the Company as presently conducted or reasonably anticipated to be conducted is included in the Company Real Property. Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, none of the Company Real Property is subject to, or encumbered by, any purchase option, right of first refusal, right of first offer or similar contractual right or obligations to sell or transfer any interest in such Company Real Property.

3.15         Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)       all Tax Returns that are required to be filed by or with respect to the Company have been timely filed, and all such Tax Returns are true, complete, and accurate;

(b)       the Company has timely paid all Taxes required to be paid by it (whether or not shown as due on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company;

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(c)       the Company has included reserves determined in accordance with GAAP in the Company SEC Financial Statements for all accrued Taxes not yet due and payable as of the most recent audited balance sheet and, since such time, the Company has not incurred any liability for Taxes other than in the Ordinary Course of Business;

(d)       no written claim has been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

(e)       the Company has deducted and withheld any Taxes of the Company required to be deducted and withheld from amounts owing to, or collected from, any employee, creditor, equity holder, member, independent contractor, or other Third Party and the Company has complied in all material respects with all reporting, recordkeeping, information reporting and backup withholding requirements relating thereto under applicable Law;

(f)       no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company except for deficiencies which have been satisfied, settled or withdrawn;

(g)       there is no Proceeding with respect to Taxes of the Company being conducted, nor, to the Knowledge of the Company, has a Proceeding with respect to Taxes of the Company been any threatened in writing;

(h)       the Company has not waived or extended any statute of limitations with respect to Taxes, which waiver or extension remains in effect;

(i)       the Company has not distributed stock of any corporation or had its stock or equity interests distributed by another Person in a transaction satisfying or intending to satisfy the requirements of Section 355 or Section 361 of the Code;

(j)       the Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force;

(k)       the Company will not be required to include any item in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (ii) the long-term contract method of accounting, (iii) any installment sale, open transaction method or the cash method of accounting with respect to a transaction that occurred on or prior to the Closing Date, (iv) any use of an improper method of accounting, (v) any change in method of accounting (including adjustments pursuant to Section 481 of the Code) for a taxable period beginning before the Closing Date, (vi) any deferred revenue or prepaid amount received on or prior to the Closing Date, or (vii) any inclusion under Section 951 or Section 951A of the Code to the extent attributable to any taxable period (or portion thereof) ending on or before the Closing Date;

(l)       the Company has not consummated or participated in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder;

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(m)       the Company has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise;

(n)       no activity of the Company gives rise to the creation of a permanent establishment in any foreign country for Tax purposes;

(o)       there are no Liens for Taxes upon the assets of the Company other than Liens for Taxes described in clause (a) of the definition of “Permitted Liens”;

(p)       all Taxes required to have been collected and paid on the sale of products or taxable services by the Company (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, or all sales Tax exemption certificates or other proof of the exempt nature of sales of all products or services have been properly collected and, if required, submitted to the appropriate Governmental Entity;

(q)       the Company is not a party to any Tax allocation, sharing or indemnity agreement (other than any commercial agreement entered in the Ordinary Course of Business a primary purpose of which is not related to Taxes);

(r)       the Company is in material compliance with applicable laws relating to escheatable and unclaimed property; and

(s)       the Company has not entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Sections 1.6011-4(b)(2).

3.16         Material Contracts.

(a)       Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (other than this Agreement and any Company Benefit Plan disclosed on Section 3.11(a) of the Company Disclosure Schedule) to which the Company is a party or by which the Company or any of its assets or businesses are bound (and any material amendments, supplements and modifications thereto); provided that order forms, purchase orders, sales orders, performance work statements and statements of work need not be listed on Section 3.16(a) of the Company Disclosure Schedule, but shall otherwise constitute Material Contracts for purposes of Section 3.16(b):

(i)       Contracts with any of the top ten (10) largest suppliers of the Company (measured by cumulative expenditures during the twelve (12)-month period ended December 31, 2023);

(ii)       Contracts with any of the top ten (10) largest customers of the Company (measured by cumulative revenue during the twelve (12)-month period ended December 31, 2023);

(iii)       Contracts concerning the establishment or operation of a material partnership, joint venture or limited liability company;

(iv)       Contracts granting the Company a license to Intellectual Property of any Third Party that is material to the business of the Company, except for shrink-wrap, click-wrap, or off-the-shelf software, or other licenses of software that is commercially available to the public generally with annual license fees of $50,000 or less;

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(v)       Contracts with any officer, director, manager, stockholder, member of an affiliate of the Company or any of their respective relatives or affiliates (other than the Company) (excluding employee confidentiality and invention assignment agreements, equity or incentive equity documents, organizational documents, employment agreements, Contracts set forth on Section 3.11(a) of the Company Disclosure Schedule and offer letters for at-will employment set forth on Section 3.11(a) of the Company Disclosure Schedule);

(vi)       Contracts containing (A) a covenant materially restricting the ability of the Company to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; or (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms;

(vii)       Any Contract that is a loan, guarantee of indebtedness for borrowed money or credit agreement, note, mortgage, security agreement, pledge or indenture in respect of indebtedness for borrowed money or other binding commitment for borrowed money (other than those related to trade payables arising in the Ordinary Course of Business);

(viii)       Any Contract governing the development of any new Intellectual Property and Software on behalf of the Company developed solely or jointly with any other Person, excluding employment, consulting, services or invention assignment or similar agreements entered into in the Ordinary Course of Business with employees, contractors or consultants of the Company;

(ix)       Any Contract that provides for the disposition or acquisition by the Company of any business or other material assets of the Company or (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) with (A) continuing material indemnification obligations of the Company or (B) any material remaining “earn out” or other contingent payment or consideration of the Company that has not been substantially satisfied prior to the date of this Agreement;

(x)       Any material Contract with any Governmental Entity;

(xi)       Any settlement or similar Contract arising out of a Proceeding or threatened Proceeding: (A) that materially restricts or imposes any material obligation on the Company or materially disrupts the business of the Company as currently conducted; (B) that would require the Company to pay consideration valued at more than $500,000 individually or $1,000,000 in the aggregate following the date of this Agreement; and (C) pursuant to which the Company will have any outstanding material obligation after the date hereof;

(xii)       Any collective bargaining agreement or other Contract with a union, works council or similar labor Contract;

(xiii)       Any Contract under which there has been imposed a Lien (other than a Permitted Lien) on any of the assets, tangible or intangible, of the Company; or

(xiv)       Contracts that are for the employment or engagement of any individual on a full-time, part-time or personal services consulting basis and which (x) provide for the payment of compensation and/or benefits upon or in connection with the consummation of the Transactions, and/or (y) provide for severance, termination or notice payments or benefits (other than payments or benefits required under applicable Law) upon a termination of the applicable individual’s employment or engagement.

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(b)       Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts set forth on Section 3.16(a) of the Company Disclosure Schedule or filed or required to be filed as exhibits to the Company SEC Documents (the “Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms, except to the extent any Material Contract expires or terminates in accordance with its terms in the Ordinary Course of Business and except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) the Company has performed all obligations required to be performed by it under the Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and (iii) since January 1, 2023, the Company has not received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Material Contract.

3.17         Intellectual Property; Data Privacy and Security.

(a)       Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations, and (iv) internet domain name registrations, in each case that are owned by the Company (collectively, the “Company Registered Intellectual Property”). Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company Registered Intellectual Property is subsisting, and, (ii) no Proceeding is pending or, to the Knowledge of the Company, is threatened, that challenges the validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property.

(b)       Section 3.17(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses of material Intellectual Property used by the Company in which the Company is the licensee, excluding any “shrink wrapped”, “click through” or other “off-the-shelf” Software that is commercially available on reasonable terms to any Person for a license fee, royalty or other consideration of no more than $50,000 per copy or user, or annually (the “Material IP Contracts”). As of the date hereof, such Material IP Contracts are in full force and effect and no material default exists on the part of the Company or, to the Knowledge of the Company, on the part of any counterpart thereto. There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Material IP Contract.

(c)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company exclusively owns the Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), and (ii) neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company in any Owned Intellectual Property. The Company is not bound by any outstanding consent, settlement, judgment, injunction, order or decree restricting the use of Owned Intellectual Property or restricting the licensing thereof to any Person.

(d)       To the Knowledge of the Company, the Company has not been and is not currently infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. No Proceeding is pending or, to the Knowledge of the Company, is threatened, alleging that the Company has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person. The Company has not received any charge, complaint, claim, demand or notice alleging any infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Intellectual Property of any third Person in order to avoid infringement) of the Intellectual Property of any third Person and, to the Knowledge of the Company, there is no basis for any such claim. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property.

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(e)       The Company takes commercially reasonable actions to protect and preserve the confidentiality of its trade secrets and third-party confidential information provided to the Company that the Company is obligated to maintain in confidence. To the Knowledge of the Company, there has been no unauthorized use or disclosure of any trade secrets included in the Owned Intellectual Property or any third-party confidential information entrusted to the Company.

(f)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the incorporation, linking, calling, distribution or other use in, by or with any proprietary product or service currently developed, marketed, licensed, sold, performed, distributed or otherwise made available by the Company (the “Products”), of any Free or Open Source Software, does not (i) obligate the Company to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any Third Party, other than the applicable Free or Open Source Software or (ii) require that any Product be licensed for the purpose of making derivative works, or be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or be redistributed at no or minimal charge, other than the applicable Free or Open Source Software. The Company is in material compliance with all terms and conditions of any license for Free or Open Source Software that is contained in, incorporated into, lined or called by, distributed with, or otherwise used by any Product.

(g)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company (“IT Systems”) are adequate for the operation of the business of the Company as currently conducted and have not materially malfunctioned or failed since January 1, 2023.

(h)       The Company has commercially reasonable security measures in place intended to protect data relating to the customers of its business (“Customer Data”) under their possession or control from unauthorized access. To the Knowledge of the Company, the Company has not suffered any material breach in security that has resulted in any unauthorized access to or disclosure of Customer Data. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has complied in all material respects with applicable Information Privacy Laws. No Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened against, the Company alleging any material failure to comply with any Information Privacy Laws.

(i)       All of the current and former consultants, agents, officers, management and employees of the Company involved in the creation of Owned Intellectual Property created for or used in the Company’s business have executed a written agreement containing assignment of invention and confidentiality covenants and provisions sufficient to validly assign all of their respective right, title and interest in any such Intellectual Property to the Company, or have assigned such Owned Intellectual Property to the Company by operation of Law. Such agreements remain in full force and effect, and, to the Knowledge of the Company, none of such Persons is in violation thereof.

3.18         Broker’s Fees. Except as set forth on Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its officers or directors on behalf of the Company has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

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3.19         Opinion of Financial Advisor. The Company Board has received the opinion of Mesirow Financial, Inc. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. Solely for informational purposes, promptly following the execution of this Agreement by the parties hereto, the Company shall furnish to Parent an accurate and complete copy of such opinion. The Company and Parent have been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and references thereto in the Information Statement, subject to prior review and consent by the Company Financial Advisor.

3.20         Affiliate Transactions. The Company is not a party to any Contract or other transaction, in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (each, an “Affiliate Contract”) and that has not been so disclosed prior to the date hereof in a Company SEC Document, except for Company Benefit Plans, indemnification contracts and employment or compensation agreements or arrangements with directors, officers and employees made in the Ordinary Course of Business.

3.21         International Trade Compliance. The Company is in compliance, in all material respects, with all applicable Export and Import Laws, Sanctions and Anticorruption Laws. Without limiting the foregoing:

(a)       The Company is in compliance in all material respects and since January 1, 2023 has complied in all material respects with all applicable Export and Import Laws, including compliance with all license or authorization provisos, terms and conditions. The Company is in compliance with the terms of all applicable import restrictions and has paid (or accrued for) all applicable import duties, fees, and charges of any kind. There have been no voluntary disclosures by the Company to, or written investigations or administrative enforcement actions pending or in process, against the Company by, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of Treasury (including the Directorate of Defense Trade Controls, the Bureau of Industry and Security and the Office of Foreign Assets Control) or by any other Governmental Entity with respect to exports or imports.

(b)       Neither the Company nor any of its affiliates, officers, directors, managers, employees for which the Company would be responsible for, owners nor, to the Knowledge of Company, any third parties acting at their direction or for their benefit is a Sanctioned Person, or is located or operates in a Sanctioned Territory. Neither the Company nor any affiliate thereof is currently or has, since January 1, 2023, transacted any business, directly or knowingly indirectly, with (i) any Sanctioned Territory in violation of applicable Law or (ii) any Sanctioned Person in violation of applicable Law.

(c)       Neither the Company nor any of its affiliates, officers, directors, employees for which the Company would be responsible for, nor, to the Knowledge of Company, any of their consultants, representatives, agents or affiliates (nor any Person acting on behalf of or at the direction of any of the foregoing), is currently or has, since January 1, 2023, directly or indirectly through a third party, (i) paid, offered, given, promised to pay, or authorized, funded or facilitated the payment of any money or anything of value to any Person to improperly obtain or retain business or any competitive advantage for the Company, or (ii) established or maintained any fund or asset that has not been recorded in the applicable Company books and records. Neither the Company nor any of its affiliates, officers, directors, employees for which the Company would be responsible for, nor, to the Knowledge of the Company, any of their respective consultants, representatives, agents or affiliates has otherwise violated or is otherwise in violation of any applicable Anticorruption Laws.

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(d)       The Company is, and since January 1, 2023 has been, in compliance in all material respects with all Laws, rules and regulations governing the handling of classified information and the maintenance of U.S. government security clearances and facility security clearances. This includes compliance with: (i) all Laws, rules and regulations governing potential Foreign Ownership, Control or Influence (“FOCI”), and (ii) any FOCI mitigation agreements or other requirements between the Company and any U.S. Government Entity that are applicable to the Company.

(e)       The Company maintains commercially reasonable policies and procedures designed to ensure compliance with all applicable Export and Import Laws, Sanctions and Anticorruption Laws.

3.22         Government Contracts. Since January 1, 2023, the Company has not: (a) materially breached or violated any Government Contract; (b) been suspended or debarred from participation in the award or performance of any Government Contract or for any reason listed as an excluded party on the System for Award Management; (c) been audited by any Governmental Entity with respect to any Government Contract; (d) made any disclosure with respect to any material irregularity, misstatement or omission involving a Government Contract; (e) received any material written notice of breach, cure, show cause or default from any Governmental Entity with respect to any Government Contract; or (f) had any Government Contract terminated by any Governmental Entity.

3.23         Company Products. None of the products manufactured or sold by the Company is subject to any guarantee, warranty, or other indemnity of or by the Company beyond the applicable terms and conditions of sale and any additional written warranty provided by the Company and included with such product and any warranty imposed by applicable Law.

3.24         Insurance. Section 3.24 of the Company Disclosure Schedule sets forth an accurate list of all material insurance policies maintained by the Company in effect as of the date of this Agreement. The Company has made available to Parent true, correct and complete copies of each such material insurance policy. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each such material insurance policy is in full force and effect, (b) no written notice of a material default or termination has been received by the Company with respect to any such material insurance policy and (c) all premiums due with respect to each such material insurance policy have been paid in full. With respect to each such material insurance policy, since January 1, 2023, the Company has not received any written notice or, to the Knowledge of the Company, other communication regarding any: (i) cancellation or invalidation of any such insurance policy or (ii) refusal of any coverage or rejection of any material claim under any such insurance policy, except for such cancellation, invalidation, material increase, refusal or rejection that does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

3.25         No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3 or in the Stockholder Consent (made by and on behalf of the Principal Stockholder to Parent), none of the Company, any of its affiliates (including the Principal Stockholder) or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective affiliates or Representatives on any such representation or warranty) with respect to the Company or its business or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3.

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Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1         Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2         Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by each of Parent and Merger Sub with each of its obligations herein and the consummation by each of Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

4.3         No Conflicts.

(a)       The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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(b)       Assuming the accuracy of the representations and warranties of the Company in Section 3.4, the execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the rules and regulations of the Trading Market, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4         Litigation. There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.

4.5         Sufficient Funds. Parent has, and at the Effective Time will have, sufficient available cash on hand or other immediately available funds necessary to consummate the Transactions, including payment of the Aggregate Merger Consideration and all fees and expenses payable by Parent and Merger Sub related to the Transactions.

4.6         Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company. Immediately after giving effect to all of this Agreement, the payment of the Aggregate Merger Consideration and any other repayment or refinancing of debt that may be contemplated, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 4.6, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (c) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

4.7         Information Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the date that the Information Statement or any amendment or supplement thereto is mailed to holders of Shares, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions thereof that relate expressly to the Company or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

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4.8         Ownership of Company Capital Stock. None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares or other Equity Interests in the Company as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.9         Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not, prior to the date hereof, engaged in any business or other activities.

4.10         No Stockholder and Management Arrangements. Except for this Agreement, or as expressly authorized by the Company Board, neither Parent or Merger Sub, nor any of their respective affiliates or Representatives, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (including as to continuing employment), with any stockholder, director or officer of the Company relating to this Agreement or any of the Transactions, or the Surviving Corporation or any of its affiliates, businesses or operations from and after the Effective Time.

4.11         Brokers. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.12         No Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Each of Parent and Merger Sub acknowledges that neither the Company, the Principal Stockholder nor any other Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 3 or in the Stockholder Consent (made by and on behalf of the Principal Stockholder to Parent). Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its affiliates, stockholders, controlling Persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective affiliates, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective affiliates, stockholders, controlling Persons or Representatives, except as and only to the extent expressly set forth in Article 3 or in the Stockholder Consent (made by and on behalf of the Principal Stockholder to Parent).

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Article 5
COVENANTS

5.1         Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7 (the “Interim Period”), except as required by applicable Law or except as set forth on Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by any other provision of this Agreement, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will use its commercially reasonable efforts to (i) conduct its operations in all material respects in the Ordinary Course of Business, and (ii) keep available the services of the current officers, key employees and consultants of the Company and preserve the goodwill and current relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations at its expense and maintain its assets material to the business of the Company in good repair and condition consistent with past practices. Without limiting the foregoing, required by applicable Law or except as set forth on Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by any other provision of this Agreement or otherwise disclosed in the Company SEC Documents, the Company shall not, directly or indirectly, take any of the following actions during the Interim Period without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a)       amend the Company Charter, the Company Bylaws or any other similar organizational document of the Company;

(b)       issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company, other than (i) the issuance by the Company of its Equity Interests upon the vesting and exercise of any Company Equity Award in existence as of the date of this Agreement in accordance with the terms and conditions of such Company Equity Award, (ii) the withholding or surrender of Shares to satisfy Tax obligations with respect to the exercise of any Company Equity Award, (iii) the acquisition by the Company of its Equity Interests in connection with the forfeiture of any Company Equity Award or (iv) the acquisition by the Company of its Equity Interests in connection with the net settlement of the exercise of any Company Equity Award in accordance with the terms thereof or any securities convertible into any share capital or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company;

(c)       sell, pledge, dispose of, transfer, lease, license (other than non-exclusive licenses of Intellectual Property granted to customers in connection with the sale of Company products or in connection with any other sales or business Contracts entered into in the Ordinary Course of Business), guarantee or encumber any material assets or properties of the Company, other than (i) the sale or purchase of goods, services, inventory or other property in the Ordinary Course of Business or (ii) the sale of goods, services, inventory or other property to customers, or the sale or other disposition of assets or equipment deemed by the Company in its good faith reasonable business judgment to be obsolete or no longer material to the business of the Company, in each such case, in the Ordinary Course of Business;

(d)       sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any Owned Company Intellectual Property, except in the Ordinary Course of Business;

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(e)       declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests;

(f)       reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, other than (i) acquisitions of any such capital stock or other Equity Interests of the Company in connection with the forfeiture or cancellation of such interests or the vesting of any Company Equity Award in accordance with the terms and conditions of such Company Equity Award, or (ii) the withholding or disposition of Equity Interests of the Company to satisfy withholding Tax obligations with respect to any Company Equity Award, in each case in accordance with its terms;

(g)       merge or consolidate the Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(h)       acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or assets, other than acquisitions of inventory, raw materials and other property in the Ordinary Course of Business;

(i)       incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money, except, in each case, (i) in the Ordinary Course of Business (including, without limitation, issuances of commercial paper for working capital and general corporate purposes), or (ii) under the Company’s existing credit facilities (including any renewal, extension, refinancing or replacement of such Contracts on substantially similar terms);

(j)       make any loans, advances or capital contributions to, or investments in, any other Person;

(k)       terminate, cancel, or agree to any amendment to or waiver under any Material Contract, in each case other than in the Ordinary Course of Business;

(l)       enter into any Affiliate Contract;

(m)       make any capital expenditure in excess of the Company’s capital expenditure budget as set forth on Section 5.1(m) of the Company Disclosure Schedule;

(n)       except (i) in the Ordinary Course of Business or (ii) to the extent required by this Agreement, applicable Law or the existing terms of any Company Benefit Plan: (A) increase the compensation or benefits payable or to become payable to the officers or employees of the Company, (B) amend any Company Benefit Plan, or establish, adopt, or enter into any new such arrangement that if in effect on the date hereof would be a material Company Benefit Plan, (C) accelerate vesting, exercisability or funding under any Company Benefit Plan, or (D) terminate (other than for cause) the employment of or hire or promote any employee with an annual base salary of $130,000 or more or modify, extend or enter into any collective bargaining agreement;

(o)       enter into, terminate, modify, or extend any labor Contract, or recognize or certify any labor union, works council, or other labor organization or employee representative or group of employees as the bargaining representative for any employee of the Company;

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(p)       waive or release any non-competition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or other individual service provider, other than in accordance with applicable Law;

(q)       make any change in its customary accounting principles or methods of accounting affecting the reported consolidated assets, liabilities or results of operations of the Company, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(r)       compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements in the Ordinary Course of Business that involve the payment of monetary damages not in excess of $100,000 in the aggregate (in each case, net of any insurance coverage maintained by the Company), in any case without the imposition of material equitable relief on, or the admission of material wrongdoing by, the Company;

(s)       except as required by applicable Law or Order, make, change or revoke any Tax election, change any of its methods of accounting for Tax purposes, enter into any settlement or “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax claim, audit or dispute, file any amended Tax Return, agree to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, or surrender any right to claim a Tax refund;

(t)       except for Permitted Liens, encumber, sell, assign, pledge, transfer, or otherwise dispose of any Company Real Property or any fee interest therein; or

(u)       authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2         Access to Information; Confidentiality.

(a)       From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall use commercially reasonable efforts to: (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company, upon reasonable advance to the Company, to the officers, employees, properties, offices and other facilities of the Company and to the books and records thereof and (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, Contracts, assets and liabilities of the Company as Parent or its Representatives may reasonably request in each case, to the extent such access or information is reasonably required by Parent to consummate the Transactions; provided, however, that the Company shall not be required to afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in the loss of attorney-client privilege or other privilege applicable to such documents or information (but the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or other privilege), (B) result in the disclosure of any trade secrets of third parties or otherwise breach, contravene or violate any Contract effective on the date hereof to which the Company is a party, (C) breach, contravene or violate any applicable Law or (D) result in the disclosure of materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, that were provided to the Company Board in connection with its consideration of the Transactions or the sale process. Notwithstanding anything contained herein to the contrary, the Company shall not be required to provide any access or furnish any information pursuant to this Section 5.2 to the extent such access or information is reasonably pertinent to a Proceeding where the Company or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties. Nothing in this Section 5.2 will be construed to require the Company or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 5.2 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or create a risk of damage or destruction to any property or assets of the Company. Any access to the properties of the Company will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing (such as sampling of indoor or outdoor air, soils, water, groundwater, surface water, or any building material or component or any other item on or about the properties or assets), unless the Company consents in writing to invasive testing, such consent may granted or withheld in the sole and absolute discretion of the Company for any reason or no reason. Without conducting any such invasive testing, Parent and Merger Sub are authorized to perform non-invasive environmental assessments including a Phase I environmental site assessment as that term is used in ASTM E1527-21 on any Company Real Property and a compliance review with respect to the assets and operations of the Company. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above by electronic means if physical access is not permitted under applicable Law or not practicable as a result of COVID-19 or any COVID-19 Measures. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.2 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees (including in-house legal counsel), officers, directors or other independent contractors (including accountants and expert witnesses) of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

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(b)       Each of Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the Transactions. The Confidentiality Agreement, dated August 13, 2024, by and between the Company and Parent (the “Confidentiality Agreement”), shall apply with respect to all information furnished or made available pursuant to this Section 5.2 by the Company and its Representatives. Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with employees (other than members of the Company’s senior leadership team), customers, suppliers, or distributors of the Company, or, except as required pursuant to Section 5.5, any Governmental Entity, regarding the business of the Company, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

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5.3         Treatment of Acquisition Proposals.

(a)       No Solicitation. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall cease and cause to be terminated any discussions or negotiations with any Person and its affiliates and Representatives that would be prohibited by this Section 5.3(a). Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article 7 and the Effective Time, the Company will not, and will instruct its Representatives not to, directly or indirectly, (i) solicit, initiate or propose the making or submission of, or knowingly encourage or knowingly facilitate the making or submission of, any offer or proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than to Parent or Merger Sub) any non-public information relating to the Company or afford to any Person (other than Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, in any such case with the intent to induce the making or submission of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal; (iii) participate in, knowingly facilitate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or any offer, proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal (other than (A) informing such Persons of the existence of the provisions contained in this Section 5.3(a) and (B) contacting such Person or its Representatives solely to clarify the terms and conditions of any Acquisition Proposal); (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, investment agreement, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction or that would reasonably be expected to lead to an Acquisition Proposal; other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract providing for an Acquisition Transaction, an “Alternative Acquisition Agreement”) or (v) reimburse or agree to reimburse the expenses of any other Person (other than the Company’s Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal. From the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article 7 and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company or the Company Board (or the Special Committee) unless the Special Committee has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Company Board or the Special Committee in compliance with this Section 5.2 and (II) would be inconsistent with its fiduciary duties pursuant to applicable Law.

(b)       Superior Proposals. Notwithstanding anything to the contrary in this Agreement, from the date of this Agreement and continuing until the receipt of Company Stockholder Approval, the Company may, directly or indirectly through one or more of its Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company pursuant to an Acceptable Confidentiality Agreement to, any Person that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement or to such Person’s Representatives (including potential financing sources of such Person), and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that was not received as a result of a material breach of Section 5.3(a); provided, however, that in the event that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and that failure to take such action would be inconsistent with applicable Law; provided, further, that, subject to applicable Law, the Company shall promptly (in any event, within forty-eight (48) hours) make available to Parent and Merger Sub any material non-public information concerning the Company that is provided to any such Person or its Representatives pursuant to this Section 5.3(b) that was not previously made available to Parent and Merger Sub.

(c)       No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(d), at no time after the date of this Agreement may the Company Board (or the Special Committee):

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(i)       (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent and Merger Sub in any material respect; (B) publicly adopt, approve or recommend to the Company Stockholders, or publicly propose to adopt, approve or recommend to the Company Stockholders, an Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Information Statement or (D) make any recommendation in connection with a tender offer or exchange offer for the equity securities of the Company other than a recommendation against such offer, or make any other public statement in connection with such offer that does not expressly reaffirm the Company Board Recommendation (any action described in clauses (A), (B), (C) and (D), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal; (2) the public disclosure by the Company of such determination; or (3) the delivery by the Company of any notice contemplated by Section 5.3(d); or (4) any “stop, look and listen” communication made in connection with a tender or exchange offer will constitute a Company Board Recommendation Change; or

(ii)       cause or permit the Company to enter into an Alternative Acquisition Agreement.

(d)       Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval:

(i)       if the Company has received a written Acquisition Proposal that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board (acting on the recommendation of the Special Committee) may (x) effect a Company Board Recommendation Change with respect to such Acquisition Proposal or (y) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, however, that neither the Company Board nor the Special Committee shall take any action described in the foregoing clauses (x) and (y) unless:

(A)       the Company Board (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

(B)       the Company has provided prior written notice to Parent and Merger Sub (a “Notice of Superior Proposal”) at least three (3) Business Days in advance (the “Notice Period”) that the Company Board (or the Special Committee) has received a Superior Proposal and intends to effect a Company Board Recommendation Change and/or authorize the Company to terminate this Agreement in accordance with Section 7.1(f), which notice shall include a summary of the material terms and conditions of such Acquisition Proposal and, if applicable, a copy of the definitive proposed transaction agreement, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Company Board Recommendation Change;

(C)       prior to taking any further action under this Section 5.3(d), the Company and its Representatives, during the Notice Period, shall negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board would no longer determine that the failure to make a Company Board Recommendation Change in response to such Acquisition Proposal would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided, however, that any material revisions to such Acquisition Proposal (including any change in price) shall be deemed a new Superior Proposal to which the requirements of this Section 5.3(d) apply and, the Company shall be required to deliver a new Notice of Superior Proposal to Parent and Merger Sub and to comply with the requirements of Section 5.3(d)(i)(B) with respect to such new Notice of Superior Proposal (it being understood that the “Notice Period” in respect of such new written notice will be two (2) Business Days); and

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(D)       following the end of such three (3) Business Day period or two (2) Business Day period (as applicable), the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that taking into account any changes to this Agreement proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that such Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal; and

(E)       in the event of any termination of this Agreement in order to cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company shall have first validly terminated this Agreement in accordance with Section 7.1(f), including paying (or causing to be paid) the Company Termination Fee in accordance with Section 7.3.

(ii)       Other than in connection with an Acquisition Proposal (which shall be subject to Section 5.3(d)(i)), the Company Board may effect a Company Board Recommendation Change in connection with an Intervening Event if the Company Board (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided, however, that the Company Board shall not effect such a Company Board Recommendation Change unless:

(A)       the Company has provided prior written notice to Parent and Merger Sub at least three (3) Business Days in advance that the Company Board intends to effect a Company Board Recommendation Change, which notice shall describe the applicable Intervening Event in reasonable detail, it being agreed that neither the delivery of such notice by the Company nor any public announcement that the Company Board (or any committee thereof) has delivered such notice shall, in itself, constitute a Company Board Recommendation Change; and

(B)       prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three (3) Business Day period, shall have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board would no longer determine that the failure to make a Company Board Recommendation Change in connection with such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law.

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(e)       Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall promptly (and, in any event, within forty-eight (48) hours after the Company has Knowledge thereof) notify Parent and Merger Sub if any Acquisition Proposal is received by the Company Board (or the Special Committee). Such notice shall include a summary of the material terms and conditions of such Acquisition Proposal, including the name of the Person or Persons making such Acquisition Proposal. The Company shall provide to Parent copies of any written documentation material to understanding such Acquisition Proposal which is received by the Company or the Company’s directors, officers, members of senior management, investment bankers or outside counsel from the Third Party making such Acquisition Proposal. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall keep Parent and Merger Sub reasonably and promptly informed of the status and material terms and conditions of any such Acquisition Proposal (including any material amendments thereto).

(f)       Certain Disclosures. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act that does not recommend acceptance of the applicable tender offer or making a “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3, or (iv) otherwise making disclosure (including regarding the business, financial condition or results of operations of the Company) to the stockholders of the Company to comply with applicable Law so long as any such compliance reaffirms its recommendation of the Transactions. In addition, notwithstanding anything to the contrary in this Agreement, it is understood and agreed that, for purposes of this Agreement, a factually accurate statement by the Company or the Company Board that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be a Company Board Recommendation Change or otherwise a violation of this Section 5.3.

5.4       Stockholder Consent; Preparation of Information Statement.

(a)       Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit a form of irrevocable written consent attached hereto as Exhibit A to the Principal Stockholder and such other record holders (if any) of the outstanding Shares as may be required to effectuate the adoption of this Agreement by the holders of at least seventy percent (70%) of the outstanding Shares (such written consent, as duly executed and delivered by all such record holders, the “Stockholder Consent”). As soon as practicable upon receipt of the Stockholder Consent, the Company will provide Parent with a copy of such Stockholder Consent, certified as true and complete by an executive officer of the Company. In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the applicable provisions of the DGCL, including Section 228 and Section 262 thereof, the Company Charter and the Company Bylaws.

(b)       As promptly as reasonably practicable (and in no event later than ten (10) calendar days) after the execution of this Agreement the Company shall prepare and file a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consent, the Merger and the other transactions contemplated by this Agreement (the “Information Statement”). Parent and Merger Sub, and their counsel, shall be given a reasonable opportunity to review the Information Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. The Company shall use all commercially reasonable efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Information Statement and to cause the definitive Information Statement to be mailed to the Company Stockholders as promptly as practicable after the date of this Agreement. The Company shall provide Parent and its counsel with copies of any written comments, and shall provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Information Statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review any such responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. Parent and Merger Sub shall cooperate in the preparation of the Information Statement and shall furnish all information that is customarily included in an information statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their affiliates promptly after the date hereof or that is otherwise necessary to respond to any comments by the SEC staff in respect of the Information Statement.

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(c)       Each of the Company and Parent shall use reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of the Company, in each case as promptly as practicable after, and in any event within two (2) days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.4 shall not be affected by any Company Board Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal.

5.5         Appropriate Action; Consents; Filings.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement and applicable Law to consummate and make effective the Transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which the Company or Parent or any Parent Subsidiary is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary or advisable actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity, (iii) resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement. Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Company or Parent, as the case may be, and any Parent Subsidiary, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any Parent Subsidiary, from any Governmental Entity and/or any Third Party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the Transactions.

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(b)       Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Transactions. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.6         Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or the Trading Market (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied. Any such notice pursuant to this Section 5.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.

5.7         Public Announcements. Until the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable securities exchange, trading market or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.7 shall not apply to any public release or public announcement made or proposed to be made by the Company in connection with a Superior Proposal, a Company Board Recommendation Change or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 5.3. The press release announcing the execution of this Agreement shall not be issued prior to the approval of each of the Company and Parent. The Company shall file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Entity made pursuant to Section 5.5 shall be governed by Section 5.5 and not this Section 5.7.

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5.8       Employee Benefit Matters

(a)       During the period commencing at the Closing Date and ending on the date that is twelve (12) months following the Closing Date, Parent shall provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company immediately prior to the Effective Time (each a “Continuing Employee”), during any period of employment with the Surviving Corporation following the Closing, (i) a base salary or base wage rate that is not less than the base salary or base wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) a target annual cash bonus opportunity that is not less than the target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time, and (iii) other compensation and benefits (excluding equity award compensation) that are that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Parent and its Affiliates, including programs maintained, sponsored, adopted or contributed to by Parent and its Affiliates that provide medical, dental, vision care, life insurance, disability, vacation, severance, tuition reimbursement, qualified transportation fringe benefits, other welfare benefits, and any tax-qualified defined contribution retirement plans (such plans, the “Parent Benefit Plans”); provided that no Continuing Employee shall be entitled to participate or shall participate in Teledyne Technologies Incorporated Pension Plan, as amended and/or the Intelek Limited Pension Scheme, as amended, and no Continuing Employee shall be entitled to participate or shall participate in the Teledyne Technologies Incorporated Employee Stock Purchase Plan (The Stock Advantage Plan). The Surviving Corporation shall credit each Continuing Employee with the amount of accrued but unused vacation and/or time-off under the applicable Parent Benefit Plan up to the maximum amount of such accrued vacation or time-off permitted under the applicable Parent Benefit Plan, and the Company shall, on or before the Closing Date, pay out through the Company’s payroll to the Continuing Employees listed on Section 5.8(a) of the Company Disclosure Schedule the amount of vacation or time off accrued for such Continuing Employees in excess of the maximum accrual under the applicable Parent Benefit Plan.

(b)       In the event the Closing Date occurs prior to the payment of annual bonuses with respect to fiscal year 2024, then Parent shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee such employee’s 2024 annual bonus, determined based on actual achievement of target performance goals for the 2024 fiscal year (as determined by the Company Board). Such annual bonuses (less any applicable withholding Taxes) shall be paid no later than December 15, 2024, subject to the Continuing Employee’s continued employment through the payment date; provided, however, if any such Continuing Employee’s employment is terminated by the Surviving Corporation (or Parent or any of its affiliates) prior to or on December 15, 2024, then such employee shall remain entitled to receive such employee’s 2024 bonus, to the extent earned based on actual achievement of such performance goals for the 2024 fiscal year and prorated for the portion of calendar year 2024 elapsed prior to the date of termination, with such payment to be made at the same time annual bonuses would normally be paid during the 2024 calendar year based on the historical practice of the Company.

(c)       With respect to Parent Benefit Plans (including any vacation, paid time-off and severance plans), Parent shall, or shall cause any of its Affiliates to use commercially reasonable efforts to, provide to each Continuing Employee full credit for each Continuing Employee’s service with the Company, as reflected in the Company’s records (including determining eligibility to participate, level of benefits, vesting and benefit accruals); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits and the foregoing service credit shall not apply with respect to any defined benefit plan.

(d)       Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any Parent Benefit Plan in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles, out-of-pocket maximums and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s corresponding limitations under the relevant Parent Benefit Plan in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

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(e)       Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

5.9         Indemnification.

(a)       From and after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless and each present and former director and officer of the Company (in each case, when acting in such capacity) (each of the foregoing, an “Indemnitee” and, collectively, the “Indemnitees”), to the fullest extent permitted under the Company Charter and Company Bylaws against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b)       Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the current or former directors or officers of the Company as provided in its certificates of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions at least as favorable to the rights granted in the provisions with respect to exculpation, indemnification and advancement of expenses set forth in the Company Charter and the Company Bylaws in effect on the date hereof, which provisions shall not be amended in any manner that would materially and adversely affect the rights thereunder of the Company’s current or former directors or officers for acts or omissions occurring on or prior to the Effective Time, except if such amendment is required by applicable Law; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition thereof. From and after the Effective Time, any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth in the Company Charter or the Company Bylaws shall be made by independent counsel selected by Parent and reasonably acceptable to such officer or director.

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(c)       For six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company, as of the date hereof and as of the Closing Date, an insurance and indemnification policy that provides coverage with respect to claims arising out of or relating to events occurring at or prior to the Effective Time (including in respect of this Agreement or the Transactions) (the “D&O Insurance”) containing terms, conditions, retentions and limits of liability that are substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to its directors’ and officers’ liability insurance policies; provided, further, that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date hereof, it being understood that if the total premiums payable for such insurance coverage exceeds such amount, Parent shall obtain a policy with the greatest coverage available for a cost equal to such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” directors’ and officers’ liability insurance policies have been obtained by the Company prior to the Effective Time, which policies provide coverage to each Person currently covered by the Company’s directors’ and officers’ liability insurance coverage in effect on the date hereof on terms, conditions, retentions and limits of liability that are substantially equivalent to and in any event no less favorable in the aggregate than those of the Company’s directors’ and officers’ liability insurance coverage in effect on the date hereof for an aggregate period of six (6) years with respect to claims arising out of or relating to actions and omissions that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions. If such prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d)       In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(e)       The provisions of this Section 5.9 shall survive the Closing and are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company in effect as of the date of this Agreement. The obligations of Parent or the Surviving Corporation, as the case may be, under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(f)       Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of its directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10         Parent Agreements Concerning Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

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5.11         Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) (each, a “Takeover Statute”) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any of the other Transactions, then the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to this Agreement or any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on this Agreement and the Transactions.

5.12         Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) or acquisitions of Shares (including derivate securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13         Stockholder Litigation. The Company shall (a) promptly notify Parent of any Proceeding brought by its stockholders against the Company and/or its directors and officers relating to this Agreement or the Transactions, and (b) keep Parent reasonably informed with respect to the status thereof, and (c) provide Parent the opportunity to participate in (but not control) the defense of any such Proceeding; provided, however, the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Proceeding arising or resulting from the Transactions contemplated by this Agreement, or consent to the same, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

5.14         Stock De-Registration. The Surviving Corporation shall cause the Company’s Shares to be (i) de-listed from the Trading Market, (ii) terminate the trading of the Company’s Shares on the Trading Market on the Closing Date, (iii) and cause the de-registration of the Company’s Shares under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

5.15         FIRPTA Certificate. On the Closing Date or, if earlier, no less than thirty (30) days prior to the Closing, the Company shall deliver to Parent a properly executed statement and notice to the IRS in accordance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), dated within thirty (30) days prior to the Closing Date, which Parent shall deliver to the IRS on behalf of the Company upon Closing (the “FIRPTA Certificate and Notice”).

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5.16         401(k) Plan Termination. Prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, the Company 401(k) Plan. Parent shall receive from the Company, prior to the Closing, evidence that the Company Board or its applicable Affiliate has adopted resolutions to terminate the Company 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed)), effective no later than the date immediately preceding the Closing Date. The Company shall take (or cause to be taken) such other actions in furtherance of terminating the Company 401(k) Plan as Parent may reasonably request. Upon request of an employee of the Company and to the extent permitted by the Company’s 401(k) plans and applicable law, Parent shall permit the direct rollover of cash account balances and any notes evidencing an outstanding plan loan or loans to Parent’s 401(k) plan. The Company further agrees, upon Parent’s request (which request shall be made no less than ten (10) days prior the Effective Time), to take any and all actions required (including the adoption of resolutions by the Company Board) to amend, freeze and/or terminate any or all Company Benefit Plans immediately before (but contingent upon) the Effective Time, and, if requested by Parent, to implement such actions in connection therewith.

Article 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1         Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a)       The Company Stockholder Approval shall have been obtained and be in full force and effect.

(b)       The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any Law enacted or promulgated by any Governmental Entity that prevents the consummation of the Merger.

(c)       At least twenty (20) calendar days shall have elapsed since the Company mailed to the stockholders of the Company the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

6.2         Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a)       Each representation and warranty of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, have, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)       Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)       Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

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6.3         Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a)       (i) The representations and warranties of the Company set forth in Article 3 (other than Section 3.1, Section 3.2(a), Section 3.2(c), Section 3.3, and Section 3.18) shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) each representation and warranty of the Company contained in Section 3.1 (Corporate Organization), Section 3.2(c) (Capitalization), Section 3.3 (Authority; Execution and Delivery; Enforceability) and Section 3.18 (Broker’s Fees) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); and (iii) the representations and warranties of the Company set forth in Section 3.2(a) (Capitalization) shall be true and correct in all but de minimis respects as of the Closing Date as if made at and as of such time.

(b)       The Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)       Since the date of this Agreement, no Company Material Adverse Effect has occurred and no event, change or effect has occurred that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)       The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

(e)       The Company shall have delivered written resignation letters or resolutions of the Company effecting the removal or resignation, as of the Effective Time, of such directors and officers of the Company as requested by Parent at least two (2) Business Days prior to the Closing Date.

(f)       The Company shall have delivered to Parent the FIRPTA Certificate and Notice in form reasonably acceptable to Parent.

6.4         Frustration of Closing Conditions. None of Parent, Merger Sub, or the Company may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s breach of its obligations to consummate the Transactions as required by the provisions of this Agreement, including Section 5.5. If prior to the Closing, any party (the “Waiving Party”) has knowledge of any breach by any other party of any representation, warranty, agreement or covenant contained in this Agreement, the effect of which breach is a failure of any condition to the Waiving Party’s obligations set forth in this Article 6 and the Waiving Party proceeds with the Closing, the Waiving Party shall be deemed to have waived such breach and the Waiving Party and its successors, assigns and affiliates shall not be entitled to assert any other claim, right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained in this Agreement or in any document delivered pursuant hereto.

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Article 7
TERMINATION, AMENDMENT AND WAIVER

7.1         Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Company Stockholder Approval, by action taken or authorized by the board of directors of the terminating party or parties:

(a)       By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b)       By Parent, if a copy of the Stockholder Consent shall not have been delivered to Parent prior to 5:00 p.m. (Central Standard Time) on November 3, 2024;

(c)       By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Law or Order, in each case, which permanently restrains, enjoins or otherwise prohibits, prior to the Effective Time, the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the enactment or issuance of any such Law or Order;

(d)       By either the Company or Parent if the Effective Time shall not have occurred on or before December 31, 2024 (the “Outside Date”); provided, however, that if the Information Statement is not able to be filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act on or prior to December 1, 2024, the Outside Date shall be automatically extended to January 31, 2024; provided, further, that neither the Company nor Parent shall be permitted to terminate this Agreement pursuant to this Section 7.1(d) if there has been any material breach by such party of its material representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date;

(e)       By Parent, at any time prior to the receipt of the Stockholder Consent, (i) if the Company Board shall have effected a Company Board Recommendation Change, whether or not in compliance with Section 5.3 (it being understood and agreed that any written notice of the Company’s intention to make a Company Board Recommendation Change prior to effecting such Company Board Recommendation Change in accordance with Section 5.3(d) shall not result in Parent or Merger Sub having any termination rights pursuant to this Section 7.1(e)), or (ii) if the Company shall have entered into an Alternative Acquisition Agreement; provided, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(e) shall expire at 5:00 p.m. (Central Standard Time) on the tenth (10th) calendar day following the date on which the event first permitting such termination occurred;

(f)       By the Company, at any time prior to the receipt of the Stockholder Consent, if the Company Board determines to accept a Superior Proposal; provided, however, that the Company shall prior to or concurrently with such termination pay the Company Termination Fee to or for the account of Parent pursuant to Section 7.3 in accordance Section 5.3;

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(g)       By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3(a) and 6.3(b) prior to the applicable Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach by Parent or Merger Sub of its representations, warranties or covenants contained in this Agreement such that any condition to the Merger contained in Sections 6.3(a) and 6.3(b) is not reasonably capable of being satisfied while such breach is continuing; or

(h)       By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.2(a) and 6.2(b) prior to the applicable Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach by the Company of its representations, warranties or covenants contained in this Agreement such that any condition to the Merger contained in Sections 6.2(a) and 6.2(b) is not reasonably capable of being satisfied while such breach is continuing.

7.2         Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail and this Agreement shall forthwith become void and have no further force and effect (other than the second sentence of Sections 5.2(b), 5.7, 7.2, 7.3 and Article 8, each of which shall survive termination of this Agreement), and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or Representatives, except with respect to the second sentence of Sections 5.2(b), 5.7, 7.2, 7.3 and Article 8; provided, that, subject to Section 7.3, nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement.

7.3       Company Termination Fee.

(a)       The parties hereto agree that if this Agreement is terminated (i) by Parent pursuant to Section  7.1(e) or (ii) by the Company pursuant to Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee. The “Company Termination Fee” means $1,593,083.

(b)       The parties hereto agree that if this Agreement is terminated pursuant to Section 7.1(b) and (i) on or after the date hereof and prior to such termination, an Acquisition Proposal shall have been publicly announced and not rejected or otherwise withdrawn or abandoned and (ii) within twelve (12) months after such termination (A) the Company enters into a definitive agreement with respect to such Acquisition Proposal or (B) the transaction contemplated by such Acquisition Proposal is consummated, then the Company shall pay the Company Termination Fee to Parent, no later than two (2) Business Days after the consummation of such transaction. For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “25% or more” shall be deemed to be references to “greater than 50%”.

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(c)       All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.

(d)       Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails to pay, in a timely manner, the Company Termination Fee pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences any Proceeding that results in a final, non-appealable judgment against the Company for the payment of the Company Termination Fee, then (i) the Company shall reimburse Parent for its reasonable costs and expenses (including disbursements and fees of counsel) incurred in connection with such Proceeding, and (ii) the Company shall pay to Parent interest on the Company Termination Fee from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(e)       In circumstances where the Company Termination Fee is payable in accordance with Sections 7.3(a) or 7.3(b), Parent’s receipt of the Company Termination Fee (if received) from or on behalf of the Company (and if applicable, any amounts due under Section 7.3(d)) shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and any of its former, current or future direct or indirect equity holders, general or limited partners, controlling Persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

7.4         Amendment. This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Stockholder Consent, no amendment may be made which, by Law or in accordance with the rules of the Trading Market, requires further approval by the Company Stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.5         Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company Stockholders hereunder without the approval of such Company Stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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Article 8
GENERAL PROVISIONS

8.1         Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2         Fees and Expenses. Except as expressly provided herein, all fees and expenses incurred in connection with this Agreement and the Transactions shall be borne solely and entirely by the party which has incurred the same; provided, however, that in no event will the Aggregate Merger Consideration be reduced on account of any fees and expenses incurred by the Company if the Closing occurs, and such fees and expenses incurred by the Company in connection with this Agreement and the Transactions that remain unpaid as of immediately prior to the Closing shall be paid by Parent at the Closing, on behalf of the Company, by wire transfer of immediately available funds to the applicable payees. Except as set forth on Section 2.2(b)(i), Parent shall bear and timely pay all Transfer Taxes and shall prepare and file, at its expense, all Tax Returns and other documentation with respect to such Transfer Taxes.

8.3         Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person, (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (with electronic confirmation of receipt), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent or Merger Sub, to:

Teledyne Technologies Incorporated 1049 Camino Dos Rios Thousand Oaks, CA 91360
Attention:	Melanie S. Cibik, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Email:	[****]

with a copy (which shall not constitute notice) to:

McGuireWoods LLP Tower Two-Sixty 260 Forbes Avenue Suite 1800 Pittsburgh, PA 15222
Attention:	Scott E. Westwood
Email:	swestwood@mcguirewoods.com

If to the Company, to:

Micropac Industries, Inc. 1655 State Hwy 66 Garland, Texas 75040
Attention:	Mark W. King
Email:	[****]

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with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP 2801 N. Harwood Street, Suite 2300 Dallas, Texas 75201
Attention:	Tom D. Harris Daniel P. Malone, Jr. Joshua C. Reisman
Email:	Tom.Harris@haynesboone.com Dan.Malone@haynesboone.com Joshua.Reisman@haynesboone.com

8.4         Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that either (a) is in effect on the date hereof or (b) if executed after the date hereof, contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain any standstill provision.

“Acquisition Proposal” means any offer or proposal from a Third Party for an Acquisition Transaction.

“Acquisition Transaction” means any (a) a merger, consolidation or other business combination transaction involving the Company, (b) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company representing 25% or more of the assets of the Company, based on their fair market value as determined in good faith by the Company Board (or any duly authorized committee thereof), (c) an issuance (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing 25% or more of the voting power of the Company, or (d) any combination of the foregoing (in each case, other than the Merger).

“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

“Aggregate Merger Consideration” means the aggregate consideration payable to the holders of Shares and Company Equity Awards pursuant to this Agreement.

“Anticorruption Laws” means any Law of an applicable jurisdiction concerning or relating to commercial or official bribery or corruption of any kind, including without limitation the U.S. Foreign Corrupt Practices Act, the UK’s Bribery Act of 2010, Canada’s Corruption of Foreign Public Officials Act and comparable provisions of the laws of any other applicable jurisdiction.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York City, New York are authorized or obligated by applicable Law to close.

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“Business Systems” means all information technology and computer systems and networks (including computer software, websites, servers, systems, interfaces, networks, platforms, peripherals, devices, information technology and telecommunication hardware and other equipment) that relate to the transmission, storage, maintenance, organization, presentation, protection, generation, processing or analysis of data and information, including Company Data (whether or not in electronic format), and that are owned, leased or otherwise used by or for the benefit of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company 401(k) Plan” means the Micropac Industries, Inc. Employees’ Profit Sharing Plan and Trust, as amended.

“Company Data” means, individually or collectively, Personal Data in the possession of, or entrusted to a Third Party by, the Company, Confidential Information and/or User Data in the possession of, or entrusted to a Third Party by, the Company.

“Company Intellectual Property” means the Owned Intellectual Property and Intellectual Property that is licensed to the Company.

“Company Material Adverse Effect” means any change, event, occurrence or development (an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company; provided, however, that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered to the extent such Effect disproportionately impacts the Company relative to other companies operating in the same industries: (a) changes or proposed changes in Law or other legal or regulatory conditions (or the interpretation or enforcement thereof) or changes or proposed changes in GAAP or other accounting standards (or the interpretation or enforcement thereof), (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company operates in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (including COVID-19), (d) any COVID-19 Measures, including any Effect with respect to COVID-19 Measures, (e) actions or omissions required of the Company under this Agreement or taken or not taken at the request of, or with the consent of, Parent or any of its affiliates, (f) the negotiation, execution, delivery, announcement, performance, compliance with, pendency or consummation of this Agreement and the Transactions, including the identity of, or the effect of any fact or circumstance relating to, the Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding plans, proposals or projections with respect to the Company or its employees (including any impact on the relationship of the Company with its customers, suppliers, distributors, vendors, lenders, employees or partners), (g) any Proceeding arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (h) changes in the trading price or trading volume of Shares or any suspension of trading (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), or (i) any failure by the Company to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred).

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“Company Privacy Policy” means each external or internal privacy policy of the Company and each past privacy policy of the Company (but only with respect to obligations and terms in such past privacy policies that are currently binding on the Company), including any policy relating to: (a) the privacy of users of any Company Website; (b) the collection, storage, disclosure and transfer of any User Data or Personal Data or (c) the treatment of any employee information.

“Company Website” means any public or private website owned or maintained or operated at any time by or on behalf of the Company.

“Confidential Information” means all confidential and proprietary information of the Company or that the Company is under an obligation to keep confidential and includes all information that gives the Company a competitive business advantage or the opportunity of obtaining such advantage, or the disclosure of which would be reasonably likely to be detrimental to the interests of the Company, all methods of operation, trade secrets, software, marketing methods, client lists, customer data, information relating to clients or customers of clients, pricing, strategy, plans, personnel, suppliers, competitors, markets, Contracts, license terms, costs, trust information, financial information or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (a) is or becomes a matter of public knowledge or is contained in materials available to the public through no breach of this Agreement; or (b) is already known to the recipient on a nonconfidential basis at the time of disclosure.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Proceeding, directive, pronouncement, guidelines or recommendations by any Governmental Entity (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act, or any changes thereto.

“Data Protection Policies” means all Company policies and procedures regarding data security, privacy, data transfer and the use of Company Data, or the security, protection, integrity or use of any Business Systems. Data Protection Policies includes all Company Privacy Policies.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of Persons from exposures to Hazardous Materials in the environment.

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“Equity Interest” means (i) any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, (ii) other ownership interests of any Person, (iii) phantom equity interests, stock appreciation rights, and other similar interests and (iv) any warrant, option, convertible or exchangeable security, subscription, right (including any preemptive or similar right), call or other rights to purchase or acquire any of the foregoing from the issuer thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export and Import Laws” means (a) all applicable United States import and export control laws, rules and regulations, including the Export Administration Regulations (15 C.F.R. Parts 730-774), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the Arms Export Control Act (22 U.S.C. ch. 39), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the customs regulations administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security and the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, and (b) all applicable import and export control laws, rules and regulations imposed, administered or enforced by any other country or jurisdiction in which the Company does business.

“Free or Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement); or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company and a Governmental Entity or entered into by the Company as a subcontractor at any tier in connection with a contract between another Person and a Governmental Entity.

“Governmental Entity” means any national, federal, provincial, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government (including authorities, agencies, commissions, courts, tribunals or judicial bodies).

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“Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance or waste, whether solid, liquid or gas, that is regulated under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, per- and polyfluoroalkyl substances, petroleum products or by-products or derivatives.

“Information Privacy Laws” means any Laws pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure Laws that are applicable to the Company or Parent and Merger Sub, as the case may be.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including all: (a) patents and applications therefor, including all renewals, extensions, provisionals, corrections, re-examinations, continuations, divisionals, continuations-in-part or reissues thereof; (b) trademarks, service marks, trade dress, trade names, and other indicia of origin, and all applications, registrations and renewals thereof;(c) all copyrights and other intellectual property rights in works of authorship, and all registrations and applications therefor; (d) mask works and industrial designs; (e) trade secrets and other intellectual property rights in confidential and proprietary information (including intellectual property rights, if any, in inventions, ideas, research and development information, know-how, formulas, compositions, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data); (f) computer programs (including all software implementation of algorithms, models and methodologies, whether in object code or source code), application programming interfaces, graphical user interfaces, databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials relating to the foregoing) (collectively, “Software”); (g) world wide web addresses, IP addresses, e-mail addresses, social media identifiers, and domain names, and registrations related to any of the foregoing (“Online Identifiers”); (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including moral rights and publicity rights; and (i) any goodwill associated with each of the foregoing.

“Intervening Event” means any material effect, change, event or occurrence arising after the date hereof that (i) was not known to the Company Board as of the date hereof (or, if known, the consequences of which were not known) and (ii) does not relate to any Acquisition Proposal.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge (after reasonable inquiry) of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule; and (b) when used with respect to Parent or Merger Sub, the actual knowledge (after reasonable inquiry) of the officers and directors of Parent and Merger Sub.

“Law” means any applicable national, federal, provincial, state, municipal and local laws, statutes, codes, directives, ordinances, decrees, rules, regulations, stipulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lien” means any security interest, mortgage, lien, option, pledge or other similar encumbrance on title with respect to any property, Equity Interest or asset.

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“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the business of the Company through the date of this Agreement.

“Owned Intellectual Property” means Intellectual Property that is owned or purported to be owned by the Company.

“Parent Material Adverse Effect” means any change, event, development, occurrence or effect that prevents or materially impairs or delays the consummation of the Transactions or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate Proceedings, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising in the Ordinary Course of Business for amounts not yet due and payable or which are being contested in good faith by appropriate Proceedings, (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Entities, in each case that do not materially and adversely impact the current use of the affected property or materially impair the value of such property and which are disclosed on Section 8.4(b) of the Company Disclosure Schedule; (d) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company or materially impair the value of such assets; (e) liens arising under any lines of credit or other credit facilities or arrangements of the Company in effect on the date hereof (or any replacement facilities thereto permitted pursuant to Section 5.1(i)) and which are disclosed on Section 8.4(b) of the Company Disclosure Schedule; (f) liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; (g) with respect to leased or licensed personal property or Intellectual Property, the terms and conditions of the lease or license applicable thereto and which are disclosed on Section 8.4(b) of the Company Disclosure Schedule; (h) COVID-19 Measures restricting the access or use of any Company Real Property; and (i) other liens and encumbrances described in Section 8.4(b) of the Company Disclosure Schedule.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Data” means (a) “personally identifiable information,” “personal information” or “protected data,” as such terms, or similar terms in purpose or effect, may be defined under any Laws relating to data use, transfer, privacy or security, or (b) any other information that, whether on its own or together with any other information, can be used to identify, contact or locate any individual, or any computer or other device used by such individual.

“Principal Stockholder” means Micropac Industries, Inc. Vermoegensverwaltungsgesellschaft buergerlichen Rechts, a partnership organized under the Laws of Germany.

“Proceeding” means any action, suits, claim, dispute, complaint, challenge, petition, investigation, examination, inquiry, injunction, hearing, Order, settlement, audit, litigation, arbitration or any other proceeding, administrative action or enforcement proceeding, whether civil or criminal, in Law or in equity before any Governmental Entity, authorized arbitral body or mediator.

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“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, or escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, partners, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including a Person (a) that is listed on any publicly available Sanctions-related list of designated Persons maintained by a Sanctions Authority; (b) that is organized or resident in a Sanctioned Territory; (c) that is fifty percent (50%) or more owned, directly or indirectly, in the aggregate by one or more Persons described in clauses (a) or (b) above; (d) that is controlled by one or more Persons described in clauses (a), (b) or (c) above; or (e) with whom a U.S. Person is otherwise prohibited or restricted by Sanctions from engaging in trade, business or other activities.

“Sanctioned Territory” means, at any time, any country or territory subject to comprehensive countrywide or territory-wide Sanctions broadly restricting or prohibiting dealings with such country, territory or nationals thereof (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea Regions of Ukraine).

“Sanctions” means all applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by (a) the U.S. government, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC), the U.S. Department of Commerce or the U.S. Department of State, (b) the European Union or its Member States, (c) His Majesty’s Treasury of the United Kingdom, (d) the United Nations Security Council, and (e) the government of any other country in which any Company regularly does business (each of which is a “Sanctions Authority”).

“Sanctions Authority” has the meaning set forth in the definition of “Sanctions”.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, as the case may be, owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

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“Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal (that did not result from a material breach of the Company’s obligations set forth in Section 5.3(a)) on terms that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, financial, regulatory and other relevant aspects of such Acquisition Proposal (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed in writing by and binding on Parent in response to such offer or otherwise)), is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Transactions. For purposes of the reference to an “Acquisition Proposal” and “Acquisition Transaction” in this definition, all references to “25% or more” in the definition of “Acquisition Transaction” will be deemed to be references to “greater than 50%”.

“Tax Return” means any report, return (including information return), statement, election or declaration filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) any taxes and other charges in the nature of a tax imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, and any interest, penalty, fine or additional amounts imposed by a Governmental Entity in respect of any of the foregoing; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of, or a successor of, an affiliated, combined, consolidated, or unitary group for any taxable period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee of or successor to any Person (whether by merger, conversion, or otherwise), or as a result of any legal or contractual obligation (express or implied) to pay such amounts to or on behalf of another Person or to indemnify any Person with respect to such amounts.

“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates.

“Trading Market” means the OTC Pink tier of the OTC Markets Group Inc.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions.

“Treasury Regulations” means Treasury regulations promulgated under the Code.

“User Data” means any data or information collected by or on behalf of the Company from users of any Company Website.

“Willful and Material Breach” means (a) with respect to any material breach of a representation and warranty, that the breaching party had Knowledge of such breach as of the date of this Agreement and (b) with respect to any material breach of a covenant or other agreement, that the breaching party took or failed to take action with Knowledge that the action so taken or omitted to be taken constituted a material breach of such covenant or agreement.

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8.5         Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Affiliate Contract”	Section 3.20
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 5.3(a)
“Book-Entry Shares”	Section 2.2(b)(ii)
“Capitalization Date”	Section 3.2(a)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)(i)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“COBRA”	Section 3.11(b)(vii)
“Company”	Preamble
“Company Benefit Plan”	Section 3.11(a)
“Company Board”	Recitals
“Company Board Recommendation”	Section 3.3(b)
“Company Board Recommendation Change”	Section 5.3(c)(i)
“Company Bylaws”	Section 1.1(b)
“Company Charter”	Section 1.1(b)
“Company Disclosure Schedule”	Article 3
“Company Equity Awards”	Section 2.4(b)
“Company Equity Plan”	Section 2.4(d)
“Company Financial Advisor”	Section 3.19
“Company PSU”	Section 2.4(b)
“Company Real Property”	Section 3.14(a)
“Company Registered Intellectual Property”	Section 3.17(a)
“Company Related Parties”	Section 7.3(e)
“Company RSU”	Section 2.4(a)
“Company SEC Documents”	Section 3.5(a)
“Company SEC Financial Statements”	Section 3.5(c)
“Company Stockholders”	Recitals
“Company Stockholder Approval”	Section 3.3(c)
“Company Termination Fee”	Section 7.3(a)
“Confidentiality Agreement”	Section 5.2(b)
“Continuing Employee”	Section 5.8(a)
“Customer Data”	Section 3.17(h)
“D&O Insurance”	Section 5.9(c)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3
“Effective Time”	Section 1.2
“FIRPTA Certificate and Notice”	Section 5.15
“FOCI”	Section 3.17(d)
“Indemnitee”	Section 5.9(a)
“Information Statement”	Section 5.4(b)
“Interim Period”	Section 5.1
“IT Systems”	Section 3.17(g)
“Material Contracts”	Section 3.16(b)
“Material IP Contracts”	Section 3.17(b)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“Notice of Superior Proposal”	Section 5.3(d)(i)(B)
“Notice Period”	Section 5.3(d)(i)(B)

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“Outside Date”	Section 7.1(d)
“Parent”	Preamble
“Parent Benefit Plans”	Section 5.8(a)
“Parent Subsidiary”	Section 4.3(a)
“Paying Agent”	Section 2.2(a)
“Payor”	Section 2.5
“Permits”	Section 3.10(a)
“Products”	Section 3.17(f)
“Section 409A”	Section 3.11(f)
“Service Provider”	Section 3.11(a)
“Shares”	Recitals
“Special Committee”	Recitals
“Stockholder Consent”	Section 5.4(a)
“Surviving Corporation”	Section 1.1(a)
“Takeover Statute”	Section 5.11
“Transactions”	Recitals
“Waiving Party”	Section 6.4

8.6         Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7         Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

8.8         Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

8.9         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any affiliate of Parent; provided further than no such assignment shall relieve the assigning party from of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.10         No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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8.11         Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. The words “made available to Parent” and words of similar import refer to documents (i) posted to the data room maintained by the Company or its Representatives in connection with the Transactions, (ii) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives or (iii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least one (1) Business Day prior to the date of this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. In this Agreement, references to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if.” Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the day on which the period commences and including the day on which the period ends, and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

8.12         Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)       This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)       Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Delaware State or Federal court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

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(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13         Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14         Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required by the parties hereunder to consummate the Transactions), irreparable damage would occur, no adequate remedy at Law would exist and monetary damages would be difficult to determine, and accordingly, in addition to any other remedy to which they are entitled at law or in equity (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material Breach.

[Signature page follows]

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IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company have caused this Agreement to be duly executed on its behalf as of the date first written above.

PARENT:

TELEDYNE TECHNOLOGIES LIMITED

By:	/s/ Robert Mehrabian
	Name:	Robert Mehrabian
	Title:	Executive Chairman

MERGER SUB:

HARRIER MERGER SUB, INC.

By:	/s/ Stephen F. Blackwood
	Name:	Stephen F. Blackwood
	Title:	Senior Vice President and Chief Financial Officer

COMPANY:

MICROPAC INDUSTRIES, INC.

By:	/s/ Mark W. King
	Name:	Mark W. King
	Title:	Chief Executive Officer

Signature Page to Merger Agreement

EXHIBIT A

FORM OF STOCKHOLDER CONSENT

[Attached]

EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

[Attached]

EXHIBIT C

FORM OF BYLAWS OF THE SURVIVING CORPORATION

[Attached]